CERTIFICATE OF FORMATION

OF

CPG CARLYLE PRIVATE EQUITY MASTER FUND, LLC

Under Section 18-201 of the
Delaware Limited Liability Company Act

The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act of the State of Delaware (the "Delaware Act"), hereby certifies:

FIRST:                      The name of the limited liability company is CPG Carlyle Private Equity Master Fund, LLC (the "Company").

SECOND:                The address of the registered office of the Company and the name and address of the registered agent for service of process on the Company, required to be maintained by Section 18-104 of the Delaware Act, is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of October, 2012.

By:	/s/ Mitchell A. Tanzman
Name: Mitchell A. Tanzman
Title: Authorized Person